                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                                Xylan Corporation
                         ------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)



                                   984151-10-0
                         ------------------------------
                                 (CUSIP Number)











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CUSIP NO.     984151-10-0
              -----------

--------------------------------------------------------------------------------
1.       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons

          Alcatel Data Networks, S.A.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

         (a)  [ ]

         (b)  [ ]


--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization


         France
--------------------------------------------------------------------------------
                                    5.               Sole Voting Power
                                                       2,814,244
                                                     ---------------------------
Number of                           6.               Shared Voting Power
Shares                                                  - 0 -
Beneficially                                         ---------------------------
Owned by                            7.               Sole Dispositive Power
Each Reporting                                          2,814,244
Person With                                          ---------------------------
                                    8.               Shared Dispositive Power
                                                        - 0 -


--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person


         2,814,244
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         [ ]


--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)


         6.7%

--------------------------------------------------------------------------------
12.      Type of Reporting Person


         CO
--------------------------------------------------------------------------------



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ITEM 1(a) Name of Issuer:

  Xylan Corporation
--------------------------------------------------------------------------------
ITEM 1(b) Address of Issuer's Principal Executive Offices:

  26679 West Agoura Road, Calabasas, California 91302
--------------------------------------------------------------------------------
ITEM 2(a) Name of Person Filing:

  Alcatel Data Networks, S.A.
--------------------------------------------------------------------------------
ITEM 2(b) Address of Principal Business Office or, if none, Residence:

  12, rue de la Baume, 75008, Paris, France
--------------------------------------------------------------------------------
ITEM 2(c) Citizenship:


  France
--------------------------------------------------------------------------------
ITEM 2(d) Title of Class of Securities:

  Common Stock
--------------------------------------------------------------------------------
ITEM 2(e) CUSIP Number:


  984151-10-0
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)   [  ]     Broker or Dealer registered under Section 15 of the Act
         (b)   [  ]     Bank as defined in section 3(a)(6) of the Act
         (c)   [  ]     Insurance Company as defined in section 3(a)(19) of the Act
         (d)   [  ]     Investment Company registered under section 8 of the Investment Company Act
         (e)   [  ]     Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f)   [  ]     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
                        Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
         (g)   [  ]     Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note:  See Item 7)
         (h)   [  ]     Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)




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ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned:

                  2,814,244
         -----------------------------------------------------------------------

         (b)      Percent of Class:

                  6.7%
         -----------------------------------------------------------------------

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote

                              2,814,244
                           -----------------------------------------------------

                  (ii)     shared power to vote or to direct the vote

                              - 0 -
                           -----------------------------------------------------

                  (iii)    sole power to dispose or to direct the
                           disposition of


                              2,814,244
                           -----------------------------------------------------

                  (iv) shared power to dispose or to direct the disposition of

                              - 0 -
                           -----------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following [ ].   N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A




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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Alcatel Data Networks, S.A.


By:    /s/ Jean-Luc Abaziou
       -------------------------------
       Name:  Jean-Luc Abaziou
       Title:  Directeur General

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  1/27/97
       -------------------------------



Alcatel Data Networks, S.A.

By:    /s/ Jean-Luc Abaziou
       -------------------------------
       Name:  Jean-Luc Abaziou
       Title:  Directeur General



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